MICROSOFT CORPORATION

                                       and

                              MEDIAONE GROUP, INC.

                                       and

                      MEDIAONE INTERNATIONAL HOLDINGS, INC.

                                       and

      MEDIAONE UK CABLE, INC. AND MEDIAONE CABLE PARTNERSHIP HOLDINGS, INC.




                             Dated: October 4, 1999



                                MERGER AGREEMENT


                                    CONTENTS
CLAUSE                                                                                                     PAGE NO.

1.       INTERPRETATION...........................................................................................3

2.       CONDITIONS...............................................................................................9

3.       THE MERGERS.............................................................................................12

4.       EFFECT OF MERGERS; CONSIDERATION........................................................................15

5.       PRE-CLOSING MATTERS.....................................................................................16

6.       CLOSING.................................................................................................20

7.       WARRANTIES..............................................................................................21

8.       ADDITIONAL INDEMNITIES..................................................................................23

9.       CONFIDENTIALITY AND ANNOUNCEMENTS.......................................................................24

10.      FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION.......................................................24

11.      COSTS...................................................................................................25

12.      NOTICES.................................................................................................25

13.      SEVERABILITY AND SUSPENSION OF RESTRICTIONS.............................................................27

14.      ENTIRE AGREEMENT AND VARIATION..........................................................................27

15.      GENERAL PROVISIONS......................................................................................28

16.      GOVERNING LAW AND JURISDICTION..........................................................................29

SCHEDULE I.......................................................................................................31
         DETAILS OF THE COMPANIES................................................................................31

SCHEDULE II......................................................................................................32
         COMPANIES' INTERESTS IN TW HOLDINGS.....................................................................32

SCHEDULE III.....................................................................................................33
         WARRANTIES..............................................................................................33

SCHEDULE IV......................................................................................................47
         REPRESENTATIONS AND WARRANTIES OF MICROSOFT.............................................................47

SCHEDULE V ......................................................................................................50
         TAXES ..................................................................................................50


ANNEX 1: FORM OF LIBERTY MEDIA LETTER
ANNEX 2: FORM OF REVISED RELATIONSHIP AGREEMENT
ANNEX 3: FORM OF TELEWEST REGISTRATION RIGHTS AGREEMENT
ANNEX 4: FORM OF TELEWEST ARTICLES OF ASSOCIATION
ANNEX 5: FORM OF MEDIAONE/MICROSOFT REGISTRATION RIGHTS AGREEMENT
ANNEX 6: CONSTITUTIONAL DOCUMENTS OF THE COMPANIES AND TW HOLDINGS ANNEX 7: REDESIGNATION OF TELEWEST SHARES

                                MERGER AGREEMENT

THIS AGREEMENT is made the 4th day of October 1999

BETWEEN:

(1) MICROSOFT CORPORATION, a Washington corporation having its principal office at One Microsoft Way, Redmond, WA 98052-6399 ("Microsoft");

(2) MEDIAONE UK CABLE, INC. ("MOUK") and MEDIAONE CABLE PARTNERSHIP HOLDINGS, INC. ("MOCP") each being a Colorado corporation having their principal offices at 7800 East Orchard Road, Englewood, Colorado 80111, USA (MOUK and MOCP being collectively referred to as the "Companies");

(3) MEDIAONE INTERNATIONAL HOLDINGS, INC., a Delaware corporation having its principal office at 7800 East Orchard Road, Englewood, Colorado 80111, USA ("International"); and

(4) MEDIAONE GROUP, INC. a Delaware corporation having its principal office at 7800 East Orchard Road, Englewood, Colorado 80111, USA ("MediaOne").

RECITALS:

(A) Promptly after the date hereof, Microsoft will form two directly wholly-owned subsidiaries, one of which shall be formed for the purpose of effecting the MOUK Merger (as defined below) ("MOUK Merger Sub") and the other of which shall be formed for the purpose of effecting the MOCP Merger (as defined below) ("MOCP Merger Sub") (MOUK Merger Sub and MOCP Merger Sub being collectively referred to as the "Merger Subs").

(B) Immediately after formation, Microsoft will own directly all of the issued and outstanding shares of common stock of MOUK Merger Sub ("MOUK Sub Shares") and all of the issued and outstanding shares of common stock of MOCP Merger Sub ("MOCP Sub Shares").

(C) International owns all of the issued and outstanding shares of common stock, without par value, of MOUK (the "MOUK Shares") and all of the issued and outstanding shares of common stock, without par value, of MOCP (the "MOCP Shares" and, together with the MOUK Shares, the "Shares"). Details of the Companies are set out in Schedule I.

(D) The board of directors of MOUK has approved this Agreement and the merger of MOUK Merger Sub with and into MOUK (the "MOUK Merger") and approved the MOUK Merger upon the terms and subject to the conditions set forth in this Agreement and the board of directors of MOCP has approved this Agreement and the merger of MOCP Merger Sub with and into MOCP (the "MOCP Merger") and approved the MOCP Merger upon the terms and subject to the conditions set forth in this Agreement and International has consented to the adoption of this Agreement as the sole stockholder of both MOUK and MOCP.

(E) Telewest Communications plc is a public limited company registered in England under number 2983307 whose registered office is at Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW ("Telewest").

(F) MOUK is the beneficial owner of 174,908,162 ordinary shares of 10p each in the capital of Telewest (the "Telewest Shares"), which shares are registered in the name of Goldman Sachs Crest Account as nominee, MOUK is the registered owner of 423,053,758 Telewest Shares, which shares are beneficially owned by TW Holdings, and MOCP is the registered holder of 40,385,202 Telewest Shares, which are beneficially owned by TW Holdings.

(G) TW Holdings, LLC is a Colorado limited liability company whose registered office is at 5619 DTC Parkway, Englewood, Colorado 80111 ("TW Holdings"). At the date hereof the limited liability company interests in TW Holdings are divided among MOUK, MOCP and Liberty UK.

(H) As at the date hereof TW Holdings is the beneficial holder of 926,877,921 Telewest Shares.

(I) AT&T Corp. (the "Parent") and MediaOne are parties to the Agreement and Plan of Merger, dated as of May 6, 1999 by and among Parent, Meteor Acquisition Inc. and MediaOne, pursuant to which at the effective time thereof, a wholly owned subsidiary of the Parent will merge with and into MediaOne ("AT&T Merger Agreement").

(J) Microsoft and the Parent are parties to an agreement dated May 6, 1999 pursuant to which Microsoft has agreed to purchase certain international assets on the terms and subject to the conditions thereof from the Parent ("International Agreement").

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1.       INTERPRETATION

1.1 In this Agreement (including its Recitals and Schedules), the following words and expressions have the meanings respectively set opposite them:

         "Affiliate"                    shall mean, with respect to any person,
                                        any persons directly or indirectly
                                        controlling, controlled by, or under
                                        common control with such other person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms
                                        "controlled by" and "under common
                                        control with"), as used with respect to
                                        any person, shall mean the possession,
                                        directly or indirectly, of the power to
                                        direct or cause the direction of
                                        management policies of such person,
                                        whether through the ownership of voting
                                        securities or by contract or otherwise;

         "Affiliated Group"             means any "affiliated group" (as defined
                                        in s 1504(a) of the Code) that includes
                                        the Companies;

         "Antitrust Laws"               all laws that are designed or intended
                                        to prohibit, restrict or regulate
                                        actions having the purpose or effect of
                                        monopolisation, restraint of trade or
                                        matters similar thereto:

         "AT&T Merger Agreement"        the meaning set out in Recital (I);

         "Business Day"                 any day (except any Saturday or Sunday)
                                        on which banks in New York are open for
                                        business;

         "Code"                         the Internal Revenue Code 1986, as
                                        amended;

         "Closing"                      closing of the Mergers pursuant to this
                                        Agreement in accordance with the terms
                                        of this Agreement;

         "Closing Date"                 the date of Closing;

         "Consideration Stock"          has the meaning given in Section 4.1;

         "EC Merger Act"                means the European Community's Merger
                                        Control Regulation.

         "Governmental Agency"          any local, state, federal, national,
                                        supranational, provincial, regional or
                                        other government, governmental agency,
                                        regulatory authority or equivalent body
                                        or agency.

         "International Agreement"      the meaning set out in Recital (J);

         "Laws" any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree, administrative order, principle of common law, equity or admiralty promulgated, issued, adjudged, or decreed by any Governmental Agency.

         "Liberty Media"                Liberty Media International, Inc;

         "Liberty UK"                   Liberty UK, Inc., a wholly owned
                                        subsidiary of Liberty Media;

         "MediaOne's Group"             MediaOne and any member of the group
                                        consisting of MediaOne and its
                                        Affiliates;

         "Mergers"                      means the merger of the Merger Subs with
                                        and into the Companies as contemplated
                                        in this Agreement and "Merger" shall
                                        have a corresponding meaning;

         "Microsoft Common Stock"       means the common stock, par value
                                        $0.0000125, of Microsoft;

         "New Relationship Agreement"   the revised relationship agreement
                                        relating to Telewest to be entered into
                                        as referred to in clause 2.1(h);

         "Note Agreements"              means the (i) Indenture, dated as of
                                        October 3, 1995, between Telewest and
                                        The Bank of New York, pursuant to which
                                        Telewest issued its Senior Debenture due
                                        2006, (ii) the Indenture, dated as of
                                        October 3, 1995, between Telewest and
                                        The Bank of New York, pursuant to which
                                        Telewest issued its Senior Discount
                                        Debentures due 2007, (iii) the
                                        Indenture, dated as of November 9, 1998, between Telewest and The Bank of New
                                        York, pursuant to which Telewest issued
                                        its Senior Notes due 2008, (iv) the
                                        Indenture, dated as of February 19,
                                        1999, between Telewest and The Bank of
                                        New York, pursuant to which Telewest
                                        issued its Senior Convertible Notes due
                                        2007 and (v) the Indenture, dated as of
                                        April 15, 1999, between Telewest and The
                                        Bank of New York, pursuant to which
                                        Telewest issued its Sterling and Dollar
                                        denominated Senior Discount Notes due
                                        2009, in each case as in effect on
                                        October 1, 1999;

         "Parent"                       AT&T Corp., a New York Corporation;

         "Regulatory Laws"              shall mean all Laws that are required to
                                        be complied with for the purposes of the Mergers contemplated by this Agreement having the purpose or effect of regulating industry including without limitation the telecommunications or broadcasting industry;

         "Relationship Agreement"       the Amended and Restated Relationship
                                        Agreement dated as of May 21, 1999
                                        between Telewest, members of MediaOne's
                                        Group and others;

         "Shares" has the meaning given to that term in the Recitals, such shares being described more fully in Schedule II;

         "Stock Exchange"               London Stock Exchange Limited;

         "Subscription Agreement"       has the meaning given in Section 2.1(n)

         "Tax Returns"                  all reports and returns required to be
                                        filed on or before Closing with respect
                                        to the Taxes of the Companies or the
                                        Affiliated Group including, without
                                        limitation, consolidated federal income
                                        tax returns of the Affiliated Group;

         "Taxes" all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Companies or the Affiliated Group, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties;

         "Telewest"                     has the meaning given in Recital (E);

         "Transaction"                  the proposed acquisition of the Shares
                                        under this Agreement;

         "TW Holdings"                  has the meaning in Recital (G);

         "TW Holdings Interests"        in relation to the Companies, all of the
                                        limited liability company interests
                                        owned by each of them in TW Holdings
                                        (including without limitation, an
                                        interest in the profits and losses,
                                        capital account interest and all other
                                        rights and obligations of the Companies
                                        under the TW Operating Agreement);

         "TW Operating Agreement"       the Amended and Restated Operating
                                        Agreement of TW Holdings dated as of
                                        September 11, 1998 between Liberty UK
                                        and the Companies; and

         "Warranties"                   the warranties set out in Schedule III
                                        and any other warranties on
                                        representations of MediaOne contained in this Agreement.

1.2      In this Agreement, unless the context otherwise requires:

         (a) references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

         (b) references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

         (c) references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

         (d) references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it;

         (e) references to a "person" include any individual, company, corporation, firm, partnership, joint venture, association, limited liability company, organisation, institution, trust or agency, whether or not having a separate legal personality;

         (f) references to the one gender include all genders, and references to the singular include the plural and vice versa;

         (g) any reference to indemnifying any person against any circumstance includes indemnifying and holding that person, harmless from all actions, claims, demands and proceedings of any nature from time to time made against that person, and all losses, damages, payments, awards, costs or expenses made, suffered or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

         (h) headings are inserted for convenience only and shall be ignored in construing this Agreement; and

         (i) the words "company", "subsidiary", "subsidiary undertaking" and "holding company" have the meanings given to them by the Companies Act 1985 as amended by the Companies Act 1989.

1.3      The Recitals and Schedules to this Agreement form part of it.

1.4 Any reference in this Agreement to a document being "in the agreed terms" is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.       CONDITIONS

2.1      Closing is conditional upon:

         (a) all filings under EC Merger Act shall have been made and any required waiting period under such act applicable to the Mergers shall have expired or been earlier terminated and any approval, clearance or consent which is required or considered reasonably desirable by Microsoft and MediaOne under such Act and is applicable to the Mergers shall have been received on terms reasonably satisfactory to Microsoft and MediaOne and all filings under other Antitrust Laws shall have been made and any required waiting period under such Laws applicable to the Mergers shall have expired or been earlier terminated and any approval, clearance or consent which is required, or without which a risk of divestiture would exist, under such Laws and is applicable to the Mergers shall have been received on terms which could not be reasonably said to have a material adverse effect on the financial and strategic benefits Microsoft is seeking by investing in Telewest (in each case which shall include without limitation that such approval, clearance or consent is binding, final and not capable of challenge by any person);

         (b) all filings under Regulatory Laws shall have been made and any required waiting periods under such Laws applicable to the Mergers shall have expired or been earlier terminated and any approval, clearance or consent which is required under such Laws applicable to the Mergers shall have been received on terms which could not be reasonably said to have a material adverse effect on the financial and strategic benefits Microsoft is seeking by investing in Telewest (which shall include without limitation that such approval, clearance or consent is binding, final and not capable of challenge by any person);

         (c) no Governmental Agency or any trades union or works council having:

                  (i) instituted any action, suit, order or investigation which seeks to restrain, prohibit or otherwise challenge the Closing by Microsoft of either of the Mergers; or

                  (ii) enacted any statute, law, ordinance, court order, judgment, rule or regulation which would be reasonably likely to prohibit, materially restrict or materially delay the Closing or the operations of Telewest, TW Holdings, the Companies or any of their subsidiary undertakings after the Closing or Microsoft's indirect ownership interest in Telewest Shares.

         (d) any necessary authorisations, approvals or consents which are required to be obtained from MediaOne and its Affiliates and from Parent and its Affiliates with respect to the Mergers or any transactions related thereto shall have been received on terms reasonably satisfactory to Microsoft;

         (e) No event has occurred, including the consummation of the transactions contemplated hereby, which has triggered or would trigger any rights under the Note Agreements, and Microsoft shall have been provided with a copy of an opinion from Weil Gotshal & Manges, counsel to Telewest, addressed to the Board of Directors of Telewest and dated the date hereof to the effect that the consummation of the transactions contemplated hereby shall not cause any rights to be triggered under the Note Agreements, such opinion to be in a form reasonably satisfactory to Microsoft;

         (f) Liberty Media and Liberty UK having delivered an executed and binding letter dated the date hereof and attached as Annex 1 hereto;

         (g) all the covenants of MediaOne and the Companies herein being performed in all material respects and MediaOne having complied in all material respects with the MediaOne Undertaking (as defined in the Subscription Agreement);

         (h) Liberty Media and Liberty UK having entered into a revised agreement with Microsoft governing TW Holdings on substantially the same terms as in effect as of the date hereof, which is to take effect from Closing on terms reasonably satisfactory to Microsoft and the revised relationship agreement in the form set out in Annex 2 hereto, such agreement having been entered into by Telewest and approved by its shareholders. The revised relationship agreement and, if applicable, the revised agreement governing TW Holdings may only be entered into after the condition in clause 2.1(m) has been satisfied;

         (i) the confirmation from the UK Panel on Takeovers and Mergers that the Mergers or the entering into of this Agreement, and/or the consummation of the Mergers, shall not give rise to any obligation of Microsoft or any Affiliates to make an offer for Telewest under Rule 9 of the UK City Code on Takeovers and Mergers not having been withdrawn or adversely modified as it relates to Microsoft;

         (j) none of the Warranties herein which are qualified by reference to "knowledge", "materiality", "material adverse effect" or any variations thereof being untrue, inaccurate or misleading at the date of this Agreement and at the Effective Time and none of the Warranties which are not so qualified being untrue, inaccurate or misleading in any material respect at the date of this Agreement and at the Effective Time;

         (k) Telewest having entered into a revised agreement with Microsoft, Liberty Media, and the Companies concerning registration rights in respect of Telewest Shares which is to take effect from Closing and shall be substantially in the form attached as Annex 3 hereto;

         (l) the articles of association having been adopted by Telewest and its shareholders in the agreed form attached as Annex 4 hereto and Resolutions (as defined in the Subscription Agreement) 2, 4 and 5 having been approved by the independent shareholders of Telewest;

         (m) certain Telewest Shares currently held by MOUK having been redesignated as limited voting convertible ordinary shares of 10p each in the capital of Telewest (as contemplated by the articles of association in Annex 4) in the proportions set forth in Annex 7 hereto;

         (n) Microsoft becoming upon the Closing the indirect beneficial owner of a percentage of Telewest Shares and limited voting convertible ordinary shares of Telewest (on a fully diluted basis (but ignoring the issuance of Telewest shares upon the exercise of employee stock options) following the Telewest Right Issue (the "Telewest Rights Issue"), pursuant to the Subscription Agreement, dated October 1, 1999, among Telewest, Liberty Media, Microsoft and Kleinwort Benson Securities Limited (the "Subscription Agreement")) pursuant to this Agreement that is no less than the percentage of Telewest Shares and limited voting convertible ordinary shares of Telewest (on a fully diluted basis) beneficially owned by MediaOne immediately following the Telewest Rights Issue assuming for purposes of this condition that Microsoft has only subscribed for the number of Telewest Shares not taken up by MediaOne and that MediaOne has not disposed of any Telewest shares since the date of the Telewest Rights Issue;

         (o) Microsoft shall have delivered a signed counterpart of the registration rights agreement between Microsoft and MediaOne to MediaOne in the form attached as Annex 5 hereto;

         (p) no other person having instituted any material action or suit which would be reasonably likely to prohibit, materially restrict or materially delay the Closing or the operations of Telewest, TW Holdings, the Companies or any of their subsidiary undertakings after the Closing or Microsoft's indirect ownership interest in Telewest Shares;

         (q) no sale or disposal of, or the grant or termination of any rights in respect of, any part of the undertaking or the assets of the Companies or TW Holdings shall have occurred, including, without limitation, the Telewest Shares held or owned by such entities;

         (r) there shall not have occurred any creation or issue of, or allowed to come into being, any mortgage, charge or other security interest upon or over any part of the property or assets or uncalled capital of the Companies or TW Holdings, including any Telewest Shares owned or held by them, or the creation or issue by any of them of any debenture or debenture stock or the obtaining by any of them of any advance or credit in any form;

         (s) the Companies shall not have taken any action as a holder of limited liability company interests in TW Holdings or failed to take any action as a holder of limited liability company interests in TW Holdings other than as required in the TW Operating Agreement and following consultation with Microsoft; and

         (t) neither MediaOne, International nor the Companies shall (i) have taken or failed to take any action as a shareholder of Telewest other than as required in the Relationship Agreement and following consultation with Microsoft or (ii) have taken any action that would adversely affect (A) the value of TW Holdings to Microsoft (unless such action is in the ordinary course of business of the MediaOne Group, but not including any such action relating to Telewest or any Telewest Shares; provided that MediaOne shall notify Microsoft in writing prior to the taking of any such action), or (B) Microsoft's full and unencumbered indirect ownership of the Telewest Shares which are the subject of this Agreement.

2.2 Any of the conditions specified in subclauses 2.1(a), (b) and (c) above may only be waived with the consent of both Microsoft and MediaOne. Microsoft alone may waive all or any of the conditions specified in subclauses 2.1(d) to (l) and (n) to (u) above; it being understood that, with respect to the conditions specified in subclause 2.1(j), Microsoft may only waive the conditions of such clause related to the Warranties made for the benefit of Microsoft. MediaOne alone may waive the condition specified in subclauses 2.1(j) and (o) above; it being understood that, with respect to the conditions specified in subclause (j), MediaOne may only waive the conditions of such clause related to the Warranties made for the benefit of MediaOne.

2.3 Microsoft, MediaOne, International and the Companies shall use their respective reasonable best endeavours to ensure that the conditions specified above are satisfied as soon as practicable subject to the satisfaction of the conditions herein and each agrees to make all necessary filings and seek all relevant approvals and consents as soon as practical and keep the others promptly and fully informed of the status thereof.

2.4 If the conditions specified in clause 2 above have not been satisfied or duly waived by April 30, 2000 (provided that if any necessary approval under the EC Merger Act or any required waiting period thereunder has not expired on or prior to April 15, 2000, Microsoft may extend the termination date in this subclause 2.4 to June 30, 2000) (or such later date as MediaOne and Microsoft may agree); then notwithstanding the fact that International, as the sole stockholder of each of MOUK and MOCP has adopted this Agreement:

         (a) this Agreement shall terminate and have no further effect (subject only to clauses 9 (Confidentiality), 11 (Costs) and 16 (Governing law), which shall continue in force; and

         (b) subject to any liability which may arise from any breach of the obligations contained in this clause, the parties shall be released from all liabilities and obligations hereunder.

3.       THE MERGERS

3.1      The MOUK Merger

         (a) Upon the terms and subject to the conditions set forth in this Agreement, at the MOUK Effective Time (as hereinafter defined), MOUK Merger Sub shall be merged with and into MOUK and the separate corporate existence of MOUK Merger Sub shall thereupon cease. MOUK shall be the surviving corporation following the Merger, and the separate corporate existence of MOUK with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The MOUK Merger shall have the effects specified in the Colorado Business Corporation Act, as amended (the "CBCA").

         (b) As soon as practicable following the Closing of the MOUK Merger, MOUK Merger Sub and International will cause a Certificate of Merger (the "MOUK Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Colorado as provided in Article 111, Section 105 of the CBCA. The MOUK Merger shall become effective at the time when the MOUK Certificate of Merger has been duly filed with the Secretary of State of Colorado (the "MOUK Effective Time").

         (c) The certificate of incorporation of MOUK as in effect immediately prior to the MOUK Effective Time shall be the certificate of incorporation of MOUK after the MOUK Merger, except that such certificate shall be amended as of the MOUK Effective Time to change the name of the corporation from MediaOne UK Cable, Inc. to Microsoft UK Cable, Inc.

         (d) The by-laws of MOUK in effect at the MOUK Effective Time shall be the by-laws of MOUK after the MOUK Merger, until thereafter amended as provided therein or by applicable law.

         (e) The directors of MOUK Merger Sub at the MOUK Effective Time shall, from and after the MOUK Effective Time, be the directors of MOUK until their successors have been duly elected or appointed and qualified or until their earlier death, resignation of removal in accordance with the organisational documents of MOUK.

         (f) The officers of MOUK Merger Sub at the MOUK Effective Time shall, from and after the MOUK Effective Time, be the officers of MOUK until their successors have been duly elected or appointed and qualified or until their earlier death, resignation of removal in accordance with the organisational documents of MOUK.

3.2      The MOCP Merger

         (a) Upon the terms and subject to the conditions set forth in this Agreement, at the MOCP Effective Time (as hereinafter defined), MOCP Merger Sub shall be merged with and into MOCP and the separate corporate existence of MOCP Merger Sub shall thereupon cease. MOCP shall be the surviving corporation in the Merger, and the separate corporate existence of MOCP with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The MOCP Merger shall have the effects specified in the CBCA.

         (b) As soon as practicable following the Closing, MOCP Merger Sub and MediaOne will cause a Certificate of Merger (the "MOCP Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Colorado as provided in Article 111, Section 105 of the CBCA. The MOCP Merger shall become effective at the time when the MOCP Certificate of Merger has been duly filed with the Secretary of State of Colorado (The "MOCP Effective Time", and the later of the MOCP Effective Time and the MOUK Effective Time, being the "Effective Time").

         (c) The certificate of incorporation of MOCP as in effect immediately prior to the MOCP Effective Time shall be the certificate of incorporation of MOCP after the MOCP Merger, except that such certificate shall be amended as of the MOCP Effective Time to change the name of the corporation from MediaOne Cable Partnership Holdings, Inc. to Microsoft Cable Partnership Holdings, Inc.

         (d) The by-laws of MOCP in effect at the MOCP Effective Time shall be the by-laws of MOCP after the MOCP Merger, until thereafter amended as provided therein or by applicable law.

         (e) The directors of MOCP Merger Sub at the MOCP Effective Time shall, from and after the MOCP Effective Time, be the directors of MOCP until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organisational documents of MOCP.

         (f) The officers of MOCP Merger Sub at the MOCP Effective Time shall, from and after the MOCP Effective Time, be the officers of MOCP until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organisational documents of MOCP.


4.       EFFECT OF MERGERS; CONSIDERATION


4.1 At the Effective Time, as a result of the MOUK Merger and without any action on the part of MOUK, the MOUK Shares shall be converted into, and become exchangeable for that number of shares of Microsoft Common Stock that is equal to .05 multiplied by the number of Telewest Shares then beneficially owned by MOUK (the "MOUK Share Consideration"). At the Effective Time, as a result of the MOCP Merger and without any action on the part of MOCP, the MOCP shares shall be converted into, and become exchangeable for, that number of shares of Microsoft Common Stock that is equal to .05 multiplied by the number of Telewest Shares beneficially owned by MOCP (the "MOCP Share Consideration" and together with the MOUK Share Consideration, the "Consideration Stock")). At the Effective Time, all MOUK Shares and MOCP Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and all certificates formerly representing any of such shares shall thereafter represent only the right in the aggregate to, in the case of certificates formerly representing MOUK Shares, the MOUK Share Consideration and, in the case of certificates formerly representing MOCP Shares, the MOCP Share Consideration.

4.2 At the MOUK Effective Time, each MOUK Sub Shares issued and outstanding immediately prior to the MOUK Effective Time shall be converted into one share of common stock of MOUK.

4.3 At the MOCP Effective Time, each MOCP Sub Share issued and outstanding immediately prior to the MOCP Effective Time shall be converted into one share of common stock of MOCP.

4.4 Upon surrender of all of the certificates representing all of the issued and outstanding MOUK Shares and the MOCP Shares for cancellation to Microsoft, Microsoft shall promptly thereafter cause the Consideration Stock to be delivered to International.

4.5 The Consideration Stock upon issuance shall be validly issued, fully paid and non-assessable.

4.6 MediaOne and International acknowledge that the Consideration Stock is being offered and sold without registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"); International is acquiring the Consideration Stock for its own account for investment purposes only and not with a view to or for distributing or reselling such Consideration Stock or any part thereof or interest therein in contravention of the Securities Act; without prejudice to its rights under the Registration Rights Agreement, MediaOne agrees that it will not permit any of the Consideration Stock or any part thereof or interest therein to be offered, sold or otherwise transferred, except
         (i) pursuant to the registration requirements of the Securities Act or in a transaction exempt from the registration requirements of the Securities Act or otherwise not subject to the Securities Act, and (ii) in accordance with applicable securities laws of any state of the United States or other relevant jurisdiction; MediaOne and International acknowledge that any certificate evidencing the Consideration Stock may bear a legend to the foregoing effect.

4.7 Microsoft acknowledges that Shares are being offered and sold without registration under the Securities Act; Microsoft is acquiring these securities for its own account for investment purposes only and not with a view to or for distributing or reselling such securities or any part thereof or interest therein in contravention of the Securities Act; Microsoft agrees that it will not sell or otherwise transfer any of these securities or any part thereof or interest therein, except (i) pursuant to the registration requirements of the Securities Act or in a transaction exempt from the registration requirements of the Securities Act or otherwise not subject to the Securities Act, and (ii) in accordance with applicable securities laws of any state of the United States or other relevant jurisdiction.

5.       PRE-CLOSING MATTERS

5.1 Pending Closing, MediaOne and the Companies shall ensure or procure that:

         (a) the businesses of the Companies and TW Holdings will be properly managed, that their respective businesses will be carried on in the ordinary and usual course and that each of them will comply, in all material respects, with all applicable laws and will maintain all licences, consents and authorisations of any nature whatsoever (public or private) which are necessary to carry on the businesses of the each of them from time to time;

         (b) Microsoft will be kept fully and promptly informed of all material matters relating to businesses, assets and affairs of the Companies, TW Holdings and Telewest (to the extent known by MediaOne and other than any matters which any of such companies shall be required to keep confidential pursuant to a confidentiality obligation) and, other than as aforesaid, provided promptly with copies of all notices under the Relationship Agreement and the TW Operating Agreement and copies of all documents, notices or correspondence received from Telewest or TW Holdings;

         (c) the Companies and TW Holdings will keep proper accounting records and in them make true and complete entries of all dealings and transactions in relation to its and their businesses and will afford to Microsoft and any representative of Microsoft full access thereto;

         (d) the Companies and TW Holdings will not issue any capital stock or any security convertible or exchangeable into any capital stock of the Companies or TW Holdings;

         (e) Microsoft will be kept fully and promptly informed of any proposed issuance ("Telewest Issuance") of Telewest Shares or of securities convertible into or exchangeable for Telewest Shares or carrying the right to vote at general meetings of Telewest's shareholders which would, on a fully diluted basis, reduce the percentage of Telewest Shares of which the Companies or TW Holdings are the registered and/or beneficial holders; and

         (f) MediaOne's adoption of this Agreement by written consent shall not be withdrawn or modified in any manner adverse to Microsoft and its Affiliates and that if such consent is required to be renewed in any manner it shall be so renewed.

5.2 Without prejudice to the provision of clause 5.1, pending Closing MediaOne, International and the Companies shall cause or procure (as applicable) that none of the following matters (except as contemplated in this Agreement) will occur or be undertaken without the prior written consent of Microsoft:

         (a) the modification of any of the rights attached to the MOUK Shares, the MOCP Shares or the TW Holdings Interests or the creation or issue of any new securities of the Companies or

                  TW Holdings or the issue of any options or other instruments convertible on exchange into securities of the Companies or TW Holdings in respect thereof;

         (b) the capitalisation or repayment of any amount standing to the credit of any reserve of the Companies or TW Holdings or the redemption or purchase of any interests or any other reorganisation of the capital of the Companies or TW Holdings;

         (c) the admission of any person (howsoever occurring) as a member of TW Holdings or the pledge, transfer, encumbrance, lease or other disposition of any MOUK Shares or MOCP Shares or any interests in the MOUK Shares or MOCP Shares;

         (d)      [INTENTIONALLY LEFT BLANK]

         (e) the declaration, payment or other making by the Companies or TW Holdings of any dividend or other distribution;

         (f) the giving by the Companies or TW Holdings of any guarantee or indemnity;

         (g) the acquisition by the Companies or TW Holdings of any shares of any other company or the participation by the Companies or TW Holdings in any partnership, consortium, association or joint venture other than as may be required in connection with the rights issue;

         (h) the borrowing of any money or acceptance of any financial facility by the Companies or TW Holdings or the making or granting of any loan or any financial facility by any of them;

         (i)      [INTENTIONALLY LEFT BLANK]

         (j)      [INTENTIONALLY LEFT BLANK]

         (k)      [INTENTIONALLY LEFT BLANK]

         (l) the appointment of any person as a director of the Companies or TW Holdings;

         (m) the entry into, termination, amendment or variation of any material contract, transaction or arrangement by the Companies or TW Holdings to which it is a party;

         (n)      [INTENTIONALLY LEFT BLANK]

         (o)      the breach of any Warranty.

5.3      If at any time on or before Closing:

         (a) MediaOne, International or the Companies fail to comply in any material respect with all or any of their material obligations contained in this Agreement, whether to be performed on or before Closing;

         (b) Microsoft becomes aware of any fact or event (not being a fact or event provided for by this Agreement) which in its reasonable opinion:

                  (i) would cause the condition in clause 2.1(j) to become incapable of satisfaction; or

                  (ii) is evidence that any Warranty is misleading in any respect material to Microsoft or that any material obligation of MediaOne will not be complied with within the period required by this Agreement; or

                  (iii) discloses a material adverse effect on the business, financial condition, properties, operations or results of operations of the Companies, TW Holdings or Telewest;

         then notwithstanding the adoption of this Agreement by International as the sole stockholder of MOUK and MOCP Microsoft may, by written notice given by it to MediaOne, rescind this Agreement without prejudice to its remedies against MediaOne or the Companies or any of them.

6.       CLOSING

6.1 The Closing shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, at 10:00 am on the third Business Day after the satisfaction (or due waiver) of the conditions contained in clause 2.1 or at such other place and/or time and/or on such other date as may be agreed between the parties in writing.

6.2 At Closing (and Closing shall be subject to) MediaOne shall deliver to Microsoft a certificate from an executive officer of MediaOne dated the Closing Date certifying that the condition set forth in Section 2.1(j) has been complied with and listing any matters which have arisen for the purposes of clause 7.6 and certifying that MediaOne, International and the Companies have complied in all material respects with their obligations hereunder;

6.3 At Closing (and Closing shall be subject to) delivery to MediaOne by Microsoft of a certificate from an executive officer of Microsoft dated the Closing Date certifying that there has been no breach of any representation or warranty made by Microsoft and contained herein and certifying that Microsoft, MOUK Merger Sub and MOCP Merger Sub have complied in all material respects with their respective obligations hereunder.

7.       WARRANTIES

7.1 MediaOne and International hereby warrant to Microsoft in the terms of the Warranties and MediaOne shall indemnify Microsoft in respect of any breaches thereof.

7.2 The Warranties are given but no other information of which Microsoft may have knowledge (whether before or after the date hereof and whether actual or constructive) shall prejudice or affect in any way Microsoft's ability to make any claim nor to reduce the amount recoverable, in respect of any claim arising from any breach of a Warranty or prejudice or affect any other right of Microsoft under this Agreement.

7.3      Each of the Warranties set out in each paragraph and each paragraph of
         Schedule III shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Agreement.

7.4 Where any statement set out in Schedule III is expressed to be given or made to the best of MediaOne's knowledge or is qualified by reference to MediaOne's awareness or as qualified in some other manner having substantially the same effect, such statement shall be deemed to be qualified by the additional statement that MediaOne has made all reasonable diligent enquiries of International and the Companies prior to the date hereof in respect of the subject matter of the relevant statement and MediaOne shall be deemed to have knowledge of anything of which International or the Companies have knowledge.

7.5      [INTENTIONALLY LEFT BLANK]

7.6 MediaOne undertakes to Microsoft that, upon it or any member of MediaOne's Group becoming aware of the actual, impending or threatened occurrence of any event after the date of this Agreement, both before and after the Effective Time, which would reasonably be expected to cause or constitute a breach of any of the Warranties (whether when repeated at Closing or otherwise) such that a condition to Closing could not be satisfied, it will immediately give written notice thereof to Microsoft together with full details of the relevant event.

7.7 Microsoft has entered into this Agreement on the basis of the Warranties and in reliance on them. Liability under any Warranty shall not be confined to breaches discovered before the Effective Time nor in any way be modified or discharged by the Mergers.

7.8 Microsoft hereby warrants to MediaOne in the terms of the representations and warranties set forth in Schedule IV and shall indemnify MediaOne in respect of any breaches thereof.

7.9      Each of the representations and warranties set out in each paragraph of
         Schedule IV shall be separate and independent and shall not be limited by reference to any other paragraph or anything in this Agreement.

7.10 The representations and warranties of Microsoft in Schedule IV shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated (mutatis mutandis) at Closing as if made at such time (save that references to any fact, matter or thing existing, occurring or having occurred at or before the date of this Agreement shall be construed as references to at or before Closing), PROVIDED that, without prejudice to the provisions of clause 5 (pre-Closing matters), no right to damages or compensation or otherwise in respect of breach of any representation or warranty shall arise because of any act or thing done or omitted to be done at any time after the date of this Agreement at the written request of or with the written approval of MediaOne, MediaOne having been fully informed of all relevant matters prior to giving such approval.

7.11 MediaOne has entered into this Agreement on the basis of the representations and warranties of Microsoft contained in Schedule IV and in reliance on them. Liability under any representation and warranty shall not be confined to breaches discovered before the Effective Time nor in any way be modified or discharged by the Mergers.

8.       ADDITIONAL INDEMNITIES

8.1 MediaOne covenants and undertakes that at the Effective Time the Companies shall have no liabilities (whether known or unknown or actual, future or contingent) other than as referred to in, and for which MediaOne indemnifies Microsoft pursuant to, Section Q.1(a) of
         Schedule III and if either Company has any liability it shall pay to Microsoft an amount equal to the liability within five Business Days of being notified in writing of the amount of the liability. MediaOne further agrees to indemnify, defend and hold harmless Microsoft and its Affiliates and their respective directors, officers, employees, shareholders and agents against all losses, claims, damages, liabilities, suits, costs and expenses (collectively, "Damages") arising out of or relating to (i) any matter which constitutes a breach of the covenant and undertaking of MediaOne in the foregoing sentence of this clause 8.1 or (ii) any breach or inaccuracy in the Warranties.

8.2 Microsoft agrees to indemnify, defend and hold harmless MediaOne and its Affiliates and their respective directors, officers, employees, shareholders and agents against all damages arising out of or relating to any breach or inaccuracy in the representations and warranties of Microsoft set forth in Schedule IV.

9.       CONFIDENTIALITY AND ANNOUNCEMENTS

9.1 MediaOne agrees with Microsoft as a separate and independent agreement that (save as may be required by law or any regulatory body or agency, and then only to the extent so required) it will not and it shall procure that no member of MediaOne's Group shall at any time hereafter divulge (other than in accordance with clause 9.2 or to the Parent) any confidential information in relation to the affairs or businesses of Telewest or TW Holdings or their Affiliates.

9.2 No announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after the Effective Time by or on behalf of any of the parties without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed) PROVIDED that nothing shall restrict the making by any party (even in the absence of agreement by the other parties) of any statement which may be required by law or called for by the requirements of any regulatory authority (including any stock exchange requirements binding on any of the parties hereto) but then only to the extent so required.

10.      FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION

10.1 MediaOne shall execute and deliver and shall procure that all relevant members of MediaOne's Group execute and deliver all such instruments and other documents and take all such actions as Microsoft may from time to time reasonably require in order to give full effect to the provisions of this Agreement.

10.2 Following the Effective Time, Microsoft shall execute and deliver and shall procure that its Affiliates execute and deliver all such instruments and other documents and take all such actions as MediaOne shall reasonably require in order to give full effect to the provisions of this Agreement.

10.3 MediaOne shall cause to be made available to Microsoft all information in the possession or under control of MediaOne or MediaOne's Group which Microsoft may from time to time reasonably require (before or after the Effective Time) relating to the business and affairs of the Companies or TW Holdings and shall permit Microsoft and its representatives to have access to all documents containing such information which are in the possession or under the control of MediaOne's Group and to take copies thereof and MediaOne agrees and agrees to cause its Affiliates to keep all of such information confidential.

11.      COSTS

         Each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.

12.      NOTICES

12.1 Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by registered post addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

         (a) personally delivered, be deemed to have been received at the time of delivery;

         (b) posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

         (c) sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee,

         Provided that where, in the case of delivery by hand or facsimile transmission, delivery transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 am on the next following Business Day.

12.2 For the purposes of this Agreement the authorised address of each party shall be the address set out below:

         To:   Microsoft                  c/o Microsoft Corporation
               MOUK Merger Sub:           One Microsoft Way
               MOCP Merger Sub:           Redmond, Washington 98052-6399, USA
                                          Telephone:    (425) 936-5266
                                          Telecopy:     (425) 936-2625
                                          Attn:         Gregory B. Maffei

         With a copy to:                  Sullivan & Cromwell
                                          125 Broad Street
                                          New York, New York 10004, USA
                                          Telephone:    (212) 558-4000
                                          Telecopy:     (212) 558-3588
                                          Attn:         Alexandra D. Korry

         and to:                          Sullivan & Cromwell
                                          St. Olave's House
                                          9a Ironmonger Lane
                                          London EC2V 8EY, England
                                          Telephone:    (+44) 207.710-6500
                                          Telecopy:     (+44) 207.710-6565
                                          Attn:         Stewart M. Robertson

         and to:                          Lovell White Durrant
                                          65 Holborn Viaduct
                                          London EC1A 2DY, England
                                          Telephone:    (+44) 207.236-0066
                                          Facsimile:    (+44) 207.248-4212
                                          Attn:         Richard Ufland

         To:   MediaOne                   c/o MediaOne Group Inc
               International              7800 East Orchard Road
               MOUK                       Englewood, Colorado 80111, USA
               MOCP                       Telephone:    (303) 858-5800
                                          Telecopy:     (303) 858-5834
                                          Attn:         General Counsel

         With a copy to:                  Weil Gotshal & Manges
                                          One South Place
                                          London EC2N 2WG, England
                                          Telephone:    (+44) 207.903-1172
                                          Telecopy:     (+44) 207.903-0990
                                          Attn:         Michael Francies

         and to:                          AT&T Corp.
                                          295 North Maple Avenue
                                          Basking Ridge, New Jersey  07920
                                          Attention:    Marilyn J. Wasser
                                          Telecopy:     (908) 953-8360
         and to:                          Wachtell, Lipton, Rosen & Katz
                                          51 West 52nd Street
                                          New York, New York  10019
                                          Attention:    Trevor S. Norwitz
                                          Telecopy:     (212) 403-2000

         or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

13.      SEVERABILITY AND SUSPENSION OF RESTRICTIONS

13.1 The provisions of this Agreement shall be deemed severable and if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


14.      ENTIRE AGREEMENT AND VARIATION

14.1 This Agreement contains the entire agreement and understanding of the parties and supersedes any prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

14.2     Each of the parties acknowledges and agrees that:

         (a) it does not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement or the indemnification provided for in this Agreement; and

         (b) this clause 14.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

14.3 No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

15.      GENERAL PROVISIONS

15.1 Any right of rescission or termination conferred upon Microsoft under this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it by reason of any breach of any provisions of this Agreement (including the Warranties).

15.2 Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

15.3 No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

15.4 Microsoft may assign any or all of its rights and obligations under this Agreement to any direct wholly owned subsidiary of Microsoft provided that the consideration to be paid in the Mergers shall remain the Consideration Stock and Microsoft shall not be relieved from any liabilities hereunder exactly at the time of such transaction.

15.5 Promptly after each of MOUK Merger Sub and MOCP Merger Sub are incorporated, the parties hereto shall amend this Agreement to cause each of such entities to become parties to this Agreement; provided that the parties hereto agree that such entity shall become parties to the minimum extent necessary so that the Mergers may be validly consummated under Article 111, Section 105 of the CBCA and any approvals of MOUK, MOCP and International necessary for the consummation of the Mergers shall be made at such time.

16.      GOVERNING LAW AND JURISDICTION

16.1 THIS AGREEMENT (TOGETHER WITH ALL DOCUMENTS TO BE ENTERED INTO PURSUANT TO IT WHICH ARE NOT EXPRESSED TO BE GOVERNED BY ANOTHER LAW) SHALL BE GOVERNED BY, CONSTRUED AND TAKE EFFECT IN ACCORDANCE WITH NEW YORK LAW WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN
         SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

16.2 THE FEDERAL COURTS OF THE SOUTHERN DISTRICT OF NEW YORK ("THE CHOSEN COURTS") SHALL HAVE EXCLUSIVE JURISDICTION TO SETTLE ANY CLAIM, DISPUTE OR MATTER OF DIFFERENCE WHICH MAY ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING WITHOUT LIMITATION CLAIMS FOR SET-OFF OR COUNTERCLAIM) OR THE LEGAL RELATIONSHIPS ESTABLISHED BY THIS AGREEMENT. EACH PARTY HERETO SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION

         OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO.

16.3 Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with clause 12.

         AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

                                   SCHEDULE I

                            DETAILS OF THE COMPANIES

MEDIAONE UK CABLE, INC.
-----------------------
State of Incorporation:                  Colorado

Company number:                          19901007126

Date of incorporation:                   February 7, 1990

Principal office:                        188 Inverness Drive West, 6th Floor
                                         Englewood, CO  80112  USA

Authorised share capital:                One share of common stock, no par value

Issued share capital:                    One share of common stock, no par value

Shareholders:                            MediaOne International Holdings, Inc.



Directors:                               Richard D. Hegstrom
                                         A. Gary Ames

Secretary:                               Sharon A. O'Leary

Auditors:                                Arthur Andersen, LLP

                                   SCHEDULE I

                            DETAILS OF THE COMPANIES

MEDIAONE CABLE PARTNERSHIP HOLDINGS, INC.
-----------------------------------------
State of Incorporation:                  Colorado

Company number:                          19891067512

Date of incorporation:                   June 13, 1989

Principal office:                        188 Inverness Drive West, 6th Floor
                                         Englewood, CO  80112  USA

Authorised share capital:                One share of common stock, no par value

Issued share capital:                    One share of common stock, no par value

Shareholders:                            MediaOne International Holdings, Inc.



Directors:                               John K. Frontz
                                         Richard D. Hegstrom
                                         A. Gary Ames

Secretary:                               Sharon A. O'Leary

Auditors:                                Arthur Andersen, LLP

                                   SCHEDULE II

                       COMPANIES' INTERESTS IN TW HOLDINGS


                                                          Ownership Interest
                                                          ------------------
MediaOne UK Cable, Inc.                                        45.67%

MediaOne Cable Partnership Holdings, Inc.                       4.33%

                                  SCHEDULE III

                                   WARRANTIES

In this Schedule, "Encumbrance" includes any charge, debenture, mortgage, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or arrangement.

A.       PRELIMINARY

         The information set out in the Recitals and in Schedules I and II is true and accurate in all respects.

B.       [INTENTIONALLY LEFT BLANK]

C.       BUSINESS OF TW HOLDINGS

         TW Holdings has not at any time conducted any business or activity of any kind or incurred any liability.

D.       BUSINESSES OF THE COMPANIES

         Neither of the Companies has at any time conducted any business or activity of any kind or incurred any liabilities other than tax liabilities for which MediaOne is fully indemnifying Microsoft pursuant to Section Q.1(a) of this Schedule III.

E.       CAPITAL AND CONSTITUTION OF THE COMPANIES AND TW HOLDINGS

E.1 The authorised capital stock of MOUK consists of one (1) MOUK Share of which one (1) MOUK Share is issued and outstanding. The issued and outstanding MOUK Shares have been duly authorised and validly issued, are fully paid and nonassessable and are owned by International free and clear of any encumbrances and have never been owned by any person other than International. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitment to issue or sell any shares of capital stock or other securities of MOUK or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of MOUK, and no securities or obligations evidencing such rights are authorised, issued or outstanding. MOUK does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of MOUK on any matter.

E.2 The authorised capital stock of MOCP consists of one (1) MOCP Share of which one (1) MOCP Share is issued and outstanding. The issued and outstanding MOCP shares have been duly authorised and validly issued, are fully paid and nonassessable and are owned by International free and clear of any encumbrances and have never been owned by any person other than International. There are no preemptive or other outstanding rights, options, warrants, conversion, rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of MOCP or any securities or obligations convertible or exchangeable into or exercisable for, or giving an person a right to subscribe for or acquire, any securities of MOCP, and on securities or obligations evidencing such rights are authorised, issued or outstanding. MOCP does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of MOCP on any matter.

E.3 The registers of members of TW Holdings contain complete and accurate records of their members from time to time and all issues and transfers of interests in the capital of TW Holdings have been registered in accordance with their constitutional documents from time to time in force.

E.4 There is no option, right of pre-emption, right or obligation to acquire, redeem or convert or encumbrance on, over or affecting the capital (whether issued or unissued and whether or not authorised capital) of TW Holdings and neither has TW Holdings or any member thereof agreed to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

E.5 The copy of the constitutional documents of the Companies and TW Holdings attached as Annex 6 hereto is up to date, true and complete. The Companies and TW Holdings are in possession of all necessary books, records and papers relating to their respective assets and business and all such records have been properly and accurately kept and completed.

E.6 The TW Interests are free and clear of all Encumbrances. The TW Interests comprise 50 percent of the limited liability company interests in the capital of TW Holdings.

F.       ASSETS AND LIABILITIES

F.1 TW Holdings is not the holder or beneficial owner of any shares or securities of any other person (wherever incorporated) other than the 926,877,921 Telewest Shares (and any Telewest Shares or securities acquired by the Companies or Liberty UK in a Telewest Issuance after the date hereof pursuant to their legal or contractual entitlements and contributed to TW Holdings) which it beneficially owns free and clear of all encumbrances and has not agreed to acquire any such shares or securities.

F.2 Neither of the Companies is the registered or beneficial owner of any shares or securities of any other person (wherever incorporated) other than the 423,053,758 Telewest Shares that MOUK is the registered holder of, the 174,908,162 Telewest Shares that MOUK is the beneficial owner of, free and clear of all encumbrances, and the 40,385,202 Telewest Shares that MOCP is the registered holder of (and in each case any Telewest Shares or securities acquired by the Companies in a Telewest Issuance after the date hereof pursuant to their legal or contractual entitlements) and the TW Holdings Interests.

F.3 Neither of the Companies or TW Holdings is and has agreed to become a member of any partnership, joint venture, consortium or other incorporated or unincorporated association.

F.4 TW Holdings does not have any liabilities or obligations of any nature whatsoever (whether known or unknown or actual, future or contingent).

F.5 No member of MediaOne's Group has any obligation to make any capital contribution or other payment to TW Holdings at any time.

F.6 The capital accounts of each of the members of TW Holdings are set forth on Schedule F.6.

F.7 All Telewest Shares in which Microsoft is obtaining an indirect interest pursuant to this Agreement and which are indirectly beneficially owned by MediaOne are owned indirectly by MediaOne free and clear of all encumbrances.
F.8 All Telewest Shares indirectly beneficially owned by MediaOne are owned by the Companies and TW Holdings. At the Effective Time, all Telewest Shares beneficially owned by MediaOne will be indirectly beneficially owned by Microsoft.


G.       MEDIAONE

         No liability has been incurred, directly or indirectly, by the Companies or TW Holdings to MediaOne or to any officer of the Companies or TW Holdings (or any person connected with any of them) or by MediaOne (or other such person) to the Companies or TW Holdings.

H.       COMPLIANCE AND LITIGATION

H.1 The Companies and TW Holdings have conducted their respective businesses in accordance with all applicable laws and regulations and there is no order, decree or judgment of any Court or any governmental agency outstanding against the Companies or TW Holdings which would be reasonably likely to have a material adverse effect upon the assets or business of the Companies or TW Holdings.

H.2 All necessary licences, registrations, consents, permits and authorisations (public and private) have been obtained by the Companies and TW Holdings to enable the Companies and TW Holdings to carry on their respective business effectively in the places and in the manner in which such business is now carried on and all such licences, registrations, consents, permits and authorisations are valid and subsisting and there are no circumstances known to MediaOne which are reasonably likely to lead to any of them being suspended, cancelled or revoked.

H.3 Neither the Companies nor TW Holdings is now engaged in any material litigation or arbitration proceedings, there are no material litigation or arbitration proceedings pending or threatened by or against the Companies or TW Holdings, no injunction has been granted against the Companies or TW Holdings, neither the Companies nor TW Holdings has given any undertaking to any court or to any third party arising out of any legal proceedings and there is no matter or fact in existence which would be reasonably likely to give rise to the same or form the basis of any criminal prosecution against the Companies or TW Holdings.

H.4 All filings made by the Companies or TW Holdings in any public register (including at the Securities and Exchange Commission) including any such forms, reports and documents when filed were accurate and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

I.       TELEWEST REPORTS

         As of their respective dates, (or, if amended, as of the date of such amendment) to the actual knowledge of MediaOne or any of its affiliates (which shall not be deemed to include Telewest) without any duty of inquiry, each registration statement, report or other document filed by Telewest with the United States Securities and Exchange Commission (the "SEC") since December 31, 1998, including Telewest's Annual Report on Form 20-F for the year ended December 31, 1998 (including in each case exhibits, annexes and any amendments thereto) (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Telewest Reports") did not and any Telewest Reports filed with the SEC subsequent to the date hereof and on or before the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Telewest Reports (including the related notes and schedules) fairly presents or, as to any Telewest Reports filed with the SEC subsequent to the date hereof and on or before the Closing Date, will fairly present, to the actual knowledge of MediaOne or any of its affiliates (which shall not be deemed to include Telewest) without any duty of inquiry, the consolidated financial position of Telewest and its Affiliates as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Telewest Reports (including any related notes and schedules) fairly presents or, as to any Telewest Reports filed with the SEC subsequent to the date hereof and on or before the Closing Date, will fairly present, to the actual knowledge of MediaOne or any of its affiliates (which shall not be deemed to include Telewest) without any duty of inquiry, the results of operations, retained earnings and changes in financial position, as the case may be, of Telewest and its Affiliates for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with United Kingdom generally accepted accounting principles reconciled to United States general accepted accounting principles consistently applied during the periods involved.


J. ORGANIZATION AND QUALIFICATION OF MEDIAONE, INTERNATIONAL, THE COMPANIES AND TW HOLDINGS

         Each of MediaOne, International, the Companies and TW Holdings is a corporation or limited liability company duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

K.       CORPORATE AUTHORIZATION

         Each of MediaOne, International and the Companies has full corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by MediaOne, International and the Companies of this Agreement has been duly and validly authorised and no additional corporate authorisation or consent is required in connection with the execution, delivery and performance by MediaOne, International and the Companies of this Agreement including the Merger. This Agreement has been approved by the unanimous written consent of the Boards of Directors of each of MOUK and MOCP and has been adopted by MediaOne as the sole stockholder of each of MOUK and MOCP.

L.       CONSENTS AND APPROVALS
         Except as specifically set forth in this Agreement, no consent, approval, waiver or authorisation is required to be obtained by MediaOne, International, TW Holdings or the Companies from, and no notice or filing is required to be given by MediaOne, International, TW Holdings or the Companies to, or made by MediaOne, International, TW Holdings or the Companies with, any governmental entity or other person in connection with the execution, delivery and performance by MediaOne, International and the Companies of this Agreement.

M.       NON-CONTRAVENTION

         The execution, delivery and performance by MediaOne, International and the Companies of this Agreement and the consummation by MediaOne, International and the Companies of the transactions contemplated hereby do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organisational documents of MediaOne, International, TW Holdings or the Companies, (ii) assuming the obtaining of the consents referred to in this Agreement to conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of MediaOne, International, TW Holdings or the Companies, or to a loss of any benefit to which MediaOne, International, TW Holdings or the Companies are entitled under, any provision of any agreement or any other instrument binding upon MediaOne, International, TW Holdings or the Companies or (iii) assuming the obtaining of the consents referred to in this Agreement violate or result in a breach of or constitute a default under any Law to which MediaOne, International, TW Holdings or the Companies are subject.

N.       BINDING EFFECT

         This Agreement, when executed and delivered by the other parties to the Agreement, will constitute a valid and legally binding obligation of MediaOne, International and the Companies enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

O.       [INTENTIONALLY LEFT BLANK]

P.       TAXES

P.1      Except as set forth in Schedule V:

         (a) all material Tax Returns that are required to be filed on or before Closing by or with respect to the Affiliated Group, including the Companies, have been or will be timely filed on or before Closing, and all such Tax Returns are or will be true and complete in all material respects;

         (b) all material Taxes due in respect of the Tax Returns referred to in clause (a) have been or will be timely paid in full;

         (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Services or the appropriate state, local or foreign taxing authority or the period of assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired for all taxable periods through 1987;

         (d) all material deficiencies asserted or assessments made as a result of such examinations have been paid in full;

         (e) no issues relating to MOUK or MOCP that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause
                  (a) are currently pending;

         (f) no waivers of statutes of limitation have been given by or requested with respect to any material Taxes of the Affiliated Group;

         (g)      the Companies will not be required, as a result of:

                  (i) a change in accounting method for a Tax period beginning on or before Closing, to include any adjustment under s 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after Closing; or

                  (ii) any "closing agreement" as described in s 7121 of the Code (or similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after Closing;

         (h) there are no liens on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax;

         (i) neither of the Companies has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated US Federal income tax returns, a group of which MediaOne was the common parent;

         (j) other than those certain gain recognition agreements previously disclosed to Microsoft, no closing arrangements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Companies;

         (k) none of MediaOne, any of MediaOne's Group, the Companies or any predecessor to the Companies has made with respect to the Companies, or any predecessor of the Companies any consent under s 341 of the Code; and

         (l) as a result of Microsoft's acquisition of the Shares, neither the Companies nor Microsoft will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in s 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

Q.       TAX MATTERS

Q.1      Liability for Taxes and Related Matters

         (a)      Liability for Taxes

                  MediaOne shall be liable for and indemnify Microsoft for all Taxes (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Companies and Taxes resulting from the Companies ceasing to be members of the Affiliated Group):

                  (i) imposed on the Affiliated Group (other than the Companies) for any taxable year; or

                  (ii) imposed on the Companies or for which the Companies may otherwise be liable for any taxable year or period that ends on or before Closing and, with respect to any taxable year or period beginning before and ending after Closing, the portion of such taxable year ending on and including Closing, in both instances, taking into account the provisions of Section Q.1(c) hereof and including, without limitation, any gain required to be recognized under those certain gain recognition agreements entered into with the Internal Revenue Service by each of MOUK and MOCP (other than any gain recognized under such gain recognition agreements as a result of Microsoft, MOUK or MOCP or any Affiliate thereof taking or failing to take or permitting any person to take or fail to take an action on or after Closing and on or before December 31, 1999).

         (b) Microsoft shall be liable for and indemnify MediaOne for Taxes of the Companies for any taxable year or period that begins after Closing and, with respect to any taxable year or period beginning before and ending after Closing, the portion of such taxable year beginning after Closing, in both instances, taking into account the provisions of Section Q.1(c) hereof.

         (c)      Taxes for Short Taxable Year

                  For the purposes of paragraphs (a) and (b), whenever it is necessary to determine the liability for Taxes of the Companies for a portion of a taxable year or period that begins before and ends after Closing or, for purposes of determining MediaOne's and Microsoft's respective obligations under Sections Q.1(a) and (b) hereof, the determination of the Taxes of the Companies for the portion of the year of period ending on, and the portion of the year or period beginning after, Closing shall be determined by assuming that the Companies and TW Holdings had a taxable year or period which ended at the close of business on the Closing Date and did not include any portion of the Closing Date after the time of Closing except that exemption, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

         (d)      Adjustment to Purchase Price

                  Any payment under this Section Q will be an adjustment to the total consideration due under clause 4.1 of this Agreement.

         (e)      Tax Returns

                  MediaOne shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before Closing and shall pay any Taxes due in respect of such Tax Returns, and Microsoft shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending after Closing and shall remit any Taxes due in respect to such Tax Returns. MediaOne shall have the right to review, approve and consent to the filing of any Tax Return that the Companies are required to file on a single entity basis reflecting a Tax for which MediaOne is liable pursuant to Section Q.1(a) (taking into account the provisions of Q.1(c)) and, subject to such review, approval and consent, which approval and consent shall not be unreasonably withheld, MediaOne shall pay Microsoft the Taxes for which MediaOne is liable pursuant to Section Q.1(a) (taking into account the provisions of Section Q.1(c)) but which are payable with Tax Returns to be filed by Microsoft pursuant to the previous sentence within ten days prior to the due date for the filing of such Tax Returns.

         (f)      Consent Provisions

                  Microsoft shall promptly notify MediaOne in writing upon receipt by Microsoft, any of its affiliates or the Companies of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may affect the tax liabilities of the Companies for which MediaOne would be required to indemnify Microsoft pursuant to Section Q.1(a), provided that failure to comply with this provision shall not effect Microsoft's right to indemnification hereunder. MediaOne shall have the sole right to represent the Companies' interests in any tax audit or administrative or court proceeding relating to taxes of the Companies for taxable periods ending on or before Closing, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, MediaOne shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Microsoft or the Companies for any period after Closing to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments) without the prior written consent of Microsoft. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that MediaOne has indemnified Microsoft against the effects of any such settlement.

                  MediaOne and Microsoft shall jointly control at their respective expense the defence of any claim for Taxes for a year or period ending after Closing which may be the subject of indemnification by MediaOne pursuant to Section Q.1(a) and, with the written consent of Microsoft, and at its sole expense, may assume the entire defence of such tax claim. Neither Microsoft nor the Companies may agree to settle any tax claim for the portion of the year or period ending on Closing which may be the subject of indemnification by MediaOne under Section Q.1(a) without the prior written consent of MediaOne, which consent shall not be unreasonably withheld.

         (g)      Termination of Tax Allocation Agreements
                  Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by MediaOne or any member of MediaOne's Group and the Companies shall be terminated as to the Companies as of Closing, and no payments which are owed by or to the Companies pursuant thereto shall be made thereunder.

         (h)      Refunds, etc.

                  Microsoft shall promptly transfer, or cause to be transferred, to MediaOne the entire amount of any refund or overpayment (including interest thereon) received or utilized by Microsoft or its Affiliates of any Taxes that were paid by MediaOne or its Affiliates or that may be the subject of indemnification by MediaOne under Section Q.1 hereof and, at the reasonable request and at the expense of MediaOne, will file or cause to be filed a claim for any such refund or over-payment. Microsoft shall cause the Companies to forego the carryback to a period ending on or before the Closing of any net operating loss, net capital loss or other deduction or credit incurred by the Companies in any taxable period ending after the Closing. Unless required by law or by any agreement entered into by MOUK or MOCP prior to Closing, Microsoft shall not, and shall not permit the Companies to, file any amended Tax Return after Closing with respect to any taxable period ending on or before Closing.

Q.2      Tax Reporting

                  Neither MediaOne nor any Affiliate thereof will take any position on any U.S. federal, state, local or foreign tax return, or take any other tax reporting position, that is inconsistent with the treatment of each of the Mergers as a reorganization within the meaning of Section 368 of the Code.

Q.3      Assistance and Cooperation

         After the Effective Time, each of MediaOne and Microsoft shall:

         (a) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with Section Q.1;

         (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies;

         (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

         (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Companies for taxable period for which the other may have a liability under this Section Q; and

         (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

Q.4      Survival of Obligations

         The obligations of the parties set forth in this Section Q shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute of limitations.

                                   SCHEDULE IV

                   REPRESENTATIONS AND WARRANTIES OF MICROSOFT

A.       CAPITAL OF MOUK MERGER SUB AND MOCP MERGER SUB

A.1 At Closing all of the outstanding shares of MOUK Merger Sub will be directly owned by Microsoft and will be duly authorized.

A.2 At Closing all of the outstanding shares of MOCP Merger Sub will be directly owned by Microsoft and will be duly authorized.

B. ORGANIZATION AND QUALIFICATION OF MICROSOFT, MOUK MERGER SUB AND MOCP MERGER SUB

         Microsoft is, and after incorporating, each of MOUK Merger Sub and MOCP Merger Sub will be, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has or will have, as the case may be, all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

C.       CORPORATE AUTHORIZATION

         Microsoft has, and after being incorporated, each of MOUK Merger Sub and MOCP Merger Sub will have, full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to adoption of this Agreement by Microsoft as sole stockholder of MOUK Merger Sub and MOCP Merger Sub and approval of this Agreement by the boards of directors of MOUK Merger Sub and MOCP Merger Sub. The execution, delivery and performance by Microsoft of this Agreement has been, and after incorporation by MOUK Merger Sub and MOCP Merger Sub, will be, duly and validly authorized and no additional corporate authorization or consent will be required in connection with the execution, delivery and performance by Microsoft and MOUK Merger Sub and MOCP Merger Sub other than the adoption of this Agreement by Microsoft as the sole shareholder of MOUK Merger Sub and MOCP Merger Sub and approval of this Agreement by the boards of directors of MOUK Merger Sub and MOCP Merger Sub. This Agreement has been approved by the Board of Directors of Microsoft.

D.       BINDING EFFECT

         This Agreement, when executed and delivered by the other parties to the Agreement (including for such purposes MOUK Merger Sub and MOCP Merger
         Sub), will constitute a valid and legally binding obligation of Microsoft enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

E.       CONSENTS AND APPROVALS

         Except for the corporate authorizations relating to MOUK Merger Sub and MOCP Merger Sub and the EC Antitrust Act, to the knowledge of Microsoft, no consent, approval, waiver or authorisation is required to be obtained by Microsoft from, and no notice or filing is required to be given by Microsoft to, or made by Microsoft with, any governmental entity or other person in connection with the execution, delivery and performance by Microsoft of this Agreement.

F.       NON-CONTRAVENTION

         The execution, delivery and performance by Microsoft and the consummation by Microsoft of the transactions contemplated hereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of Microsoft , (ii) assuming the obtaining of the consents referred to in this Agreement, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Microsoft, or the loss of any benefit to which Microsoft is entitled under, any provision of any agreement or any other instrument binding upon Microsoft or (iii) assuming the obtaining of the consents referred to in this Agreement, violate or result in a breach of or constitute a default under any Law to which Microsoft is subject.

                                   SCHEDULE V

                                      TAXES

1. The Internal Revenue Service has raised an issue regarding the valuation of Telewest at the time of its initial public offering in 1994.

2. The MediaOne Affiliated Group is open for all tax periods starting in 1988.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                          MICROSOFT CORPORATION


                          By:   /s/ G.B. Maffei
                             ------------------------------------
                             Name:  G.B. Maffei
                             Title: Chief Financial Officer


                          MEDIAONE GROUP, INC.


                          By:   /s/ Gary Ames
                             ------------------------------------
                             Name:  Gary Ames
                             Title:


                          MEDIAONE INTERNATIONAL  HOLDINGS, INC.


                          By:   /s/ Gary Ames
                             ------------------------------------
                             Name:  Gary Ames
                             Title:

                          MEDIAONE UK CABLE, INC.



                          By:   /s/ Gary Ames
                             ------------------------------------
                             Name:  Gary Ames
                             Title:


                          MEDIAONE CABLE PARTNERSHIP
                          HOLDINGS, INC.


                          By:   /s/ Gary Ames
                             ------------------------------------
                             Name:  Gary Ames
                             Title:

                                     ANNEX 7

                                  REDESIGNATION



              LIMITED VOTING
              ORDINARY SHARES                      ORDINARY SHARES                      TOTALS

MOCP                 -                                40,385,202                      40,385,202
MOUK            57,312,938                           540,648,982                     597,961,920
      -------------------------------      --------------------------------  ----------------------------
                57,312,938                           581,034,184                     638,347,122

